As filed with the Securities and Exchange Commission on November 22, 2011

Registration Statement No. 333-141401

Registration Statement No. 333-153100

Registration Statement No. 333-161342

Registration Statement No. 333-168838

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-141401

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-153100

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-161342

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8

REGISTRATION STATEMENT NO. 333-168838

BIGBAND NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3444278
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

475 Broadway Street

Redwood City, California 94063

650-995-5000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

1999 Share Option and Incentive Plan

2001 Share Option and Incentive Plan

2003 Share Option and Incentive Plan

2004 Share Option and Incentive Sub-Plan for Israeli Employees

2007 Equity Incentive Plan

Employee Stock Purchase Plan

(Full title of the plans)

Robert E. Horton

Senior Vice President and General Counsel

BigBand Networks, Inc.

475 Broadway Street

Redwood City, California 94063

650-995-5000

(Name, address, and telephone number, including area code, of agent for service)

Copies to:

W. Brinkley Dickerson, Jr.

Patrick W. Macken

Troutman Sanders LLP

600 Peachtree St., NE, Suite 5200

Atlanta, Georgia 30308

Tel: (404) 885-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b–2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller Reporting Company	☐

Deregistration of Securities

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by BigBand Networks, Inc., a Delaware corporation (the “Company”), remove from registration all securities registered that remain unsold under the following registration statements (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement on Form S-8 (No. 333-141401), which was filed with the Commission on March 19, 2007 and amended on May 30, 2007, pertaining to the registration of 726,594 shares of common stock, with $0.001 par value, of the Company (the “Common Stock”) relating to the 1999 Share Option and Incentive Plan; the registration of 1,690,869 shares of Common Stock relating to the 2001 Share Option and Incentive Plan; the registration of 14,665,481 shares of Common Stock relating to the 2003 Share Option and Incentive Plan and the 2004 Share Option and Incentive Plan for Israeli Employees; the registration of an aggregate of 6,000,000 shares of Common Stock reserved for issuance under the 2007 Equity Incentive Plan and 637,131 shares of Common Stock authorized but not issued under the 2003 Share Option and Incentive Plan, which became issuable under the 2007 Equity Incentive Plan; and the registration of 1,000,000 shares of Common Stock relating to the Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-153100), which was filed with the Commission on August 20, 2008, pertaining to the registration of 3,095,341 shares of Common Stock reserved for issuance under the 2007 Equity Incentive Plan, 5,000 shares of Common Stock and 2,568,690 shares of Common Stock authorized but not issued under the 2001 and 2003 Share Option and Incentive Plans, respectively, which became issuable under the 2007 Equity Incentive Plan pursuant to its terms; and 1,238,136 shares of Common Stock issuable under the Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-161342), which was filed with the Commission on August 14, 2009, pertaining to the registration of an aggregate of 3,231,934 additional shares of Common Stock reserved for issuance under the 2007 Equity Incentive Plan, and 7,500 shares of Common Stock and 995,195 shares of Common Stock authorized but not issued under the Registrant’s 2001 and 2003 Share Option and Incentive Plans, respectively, which became issuable under the 2007 Equity Incentive Plan; and 1,292,773 shares of Common Stock issuable under the Employee Stock Purchase Plan.

•

Registration Statement on Form S-8 (No. 333-168838), which was filed with the Commission August 13, 2010, pertaining to the registration of an aggregate of 3,356,892 additional shares of Common Stock reserved for issuance under the 2007 Equity Incentive Plan, and 317,548 shares of Common Stock authorized but not issued under the Registrant’s 2003 Share Option and Incentive Plan, which became issuable under the 2007 Equity Incentive Plan; and 1,342,756 shares of Common Stock issuable under the Employee Stock Purchase Plan.

On October 10, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with ARRIS Group, Inc., a Delaware corporation (“Parent”), and Amsterdam Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company (the “Merger”), with the Company continuing as the surviving corporation, wholly owned by Parent. The Merger became effective on November 21, 2011 (the “Effective Time”), pursuant to a Certificate of Ownership and Merger filed with the Secretary of State of the State of Delaware.

At the Effective Time, each share of common stock of the Company issued and outstanding immediately prior to the Merger was cancelled and (other than shares owned by Parent, Purchaser or BigBand, or their respective wholly owned subsidiaries, or shares with respect to which appraisal rights were properly exercised under Delaware law) converted into the right to receive $2.24 per share in cash, without interest thereon and less any required withholding taxes.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. The Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on November 22, 2011.

BIGBAND NETWORKS, INC.

By:	/s/ Lawrence A. Margolis
Name:	Lawrence A. Margolis
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons in the capacities and on this 22nd day of November, 2011.

Signatures	Title

/s/ Larry A. Margolis Larry A. Margolis	President, Chief Executive Officer and Director (principal executive officer)

/s/ David B. Potts David B. Potts	Chief Financial Officer and Director (principal financial and accounting officer)

/s/ Marc Geraci Marc Geraci	Director